Exhibit 10.3

United Natural Foods, Inc.
Senior Management Annual Cash
Incentive Plan

Effective September 25, 2019, amended October 30, 2019

Administration of Incentive Plan

This Senior Management Cash Incentive Plan (the “Incentive Plan”) of United Natural Foods, Inc. (the “Company”) is administered by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of the Directors (the “Board”). The Compensation Committee may delegate to certain associates the authority to manage the day-to-day administrative operations of the Incentive Plan as it may deem advisable.

The Compensation Committee reserves the right to amend, modify, or terminate the Incentive Plan at any time in its sole discretion.

The Compensation Committee shall have the authority to modify the terms of any award under the Incentive Plan that has been granted, to determine the time when awards under the Incentive Plan will be made, the amount of any payments pursuant to such awards, and the performance period to which they relate, to establish performance objectives in respect of such performance periods and to determine whether such performance objectives were attained. The Compensation Committee is authorized to interpret the Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Incentive Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Incentive Plan. The Compensation Committee may correct any defect or omission or reconcile any inconsistency in the Incentive Plan in the manner and to the extent the Compensation Committee deems necessary or desirable. Any decision of the Compensation Committee in the interpretation and administration of the Incentive Plan, as described herein, shall be subject to its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Compensation Committee under the Incentive Plan need not be uniform and may be made selectively among participants in the Incentive Plan, whether or not such participants are similarly situated. Any and all changes will be communicated to those executives participating in the Incentive Plan that are affected by the changes.

I.    Incentive Plan Eligibility

The Compensation Committee shall determine the executive officers and other members of the Company’s senior management eligible for participation in the Incentive Plan.

Participants in the Incentive Plan hired or promoted in any fiscal year will be eligible for a prorated payout at the end of the fiscal year if the required performance metrics of his or her award are achieved and the Participant is employed with the Company at the time of payout. Additionally, if any Participant receives a change in base salary or bonus target during the performance period, the bonus payout earned by the participant under the Incentive Plan, if any, will be prorated accordingly. In the case of a new hire, the prorated payment shall be calculated based on the number of days the Participant was employed by the Company in such fiscal year compared to the total number of days in such fiscal year. In the case of a promotion, the prorated payment shall be calculated based on the number of days at each level in such fiscal year, compared to the number of days in such fiscal year.

All Incentive Plan participants must accept the commitment and responsibility to perform all duties in compliance with the Company’s Standards of Conduct. Any participant who manipulates or attempts to manipulate the Incentive Plan for personal gain at the expense of customers, other associates, or Company objectives will be subject to appropriate disciplinary actions.

Participants must not divulge to any outsider (other than the Company’s financial, accounting and legal advisors) any non-public information regarding this Incentive Plan or any specific performance metrics applicable to the participant or any other participant.

Participation in the Incentive Plan does not constitute a contract or promise of employment between the Company and any participant in the Incentive Plan, and nothing in the Incentive Plan shall be construed as conferring on a participant any right to continue in the employment of the Company or any of its subsidiaries. Any promise or representations, oral or written, which are inconsistent with or different from the terms of the Incentive Plan are invalid.

Participation in and receipt of an award under the Incentive Plan requires that participants comply with the covenants in Part IV below.

II.    Termination Provisions

If a participant’s employment is terminated due to death, Retirement (as defined below) or by the Company without Cause (as hereinafter defined) or a participant resigns for Good Reason (as hereinafter defined), then, subject to any limitation imposed under applicable law, and any other agreement between the Company and the participant, the Company shall pay to the participant, subject to applicable withholding and deductions, any Earned Incentive Compensation (as hereinafter defined), when such Earned Incentive Compensation would otherwise be payable, if the participant’s employment was not terminated. “Earned Incentive Compensation” consists of: (a) to the extent not previously paid, the incentive compensation that the Employee would otherwise receive based on the Company’s actual performance for the most recent fiscal year ended before the participant’s termination date and (b) the Pro-Rated Portion (as hereinafter defined) of any incentive compensation that the participant would otherwise receive, if employed by the Company, based on the Company’s actual performance for the fiscal year during which the participant’s employment is terminated. The “Pro-Rated Portion” shall be the portion represented by the number of days in such fiscal year prior to the participant’s termination date, compared to the total number of days in such fiscal year. . If a participant is terminated for Cause at any time, he or she will not be eligible for distribution of awards under the Incentive Plan and shall forfeit any payments that may have been due to the participant under the Incentive Plan prior to or subsequent to the participant’s employment being terminated for Cause. If a Participant becomes disabled or is granted a leave of absence in any fiscal year, amounts owed hereunder shall be governed by the provisions of the Company’s separate Leave of Absence Policy as in effect at the time of such separation. For purposes of the Incentive Plan, “Retirement” shall be defined as the Participant’s voluntary termination of employment on or after the date the Participant has attained fifty-nine (59) years of age and has provided ten (10) years of service to the Company.

Unless otherwise specified by any applicable severance plans or severance, employment, change in control or other written agreement to which a participant is subject (in which case, there shall be no duplication of benefits) or by the Compensation Committee at the time when performance objectives are established with respect to the applicable fiscal year, in the event of a Change in Control (as hereinafter defined), then, subject to the Compensation Committee’s ability to exercise negative discretion to reduce the size of any payments hereunder pursuant to the first paragraph of Section V, each participant eligible to receive incentive compensation hereunder shall receive an amount of incentive compensation based upon achievement at the “target” level of the applicable performance objectives for the full fiscal year, with such payments being due and payable on a date selected by the Company that is not later than the first payroll date following the Change in Control.

“Cause” means, unless otherwise defined in the applicable award agreement or other agreement between the participant and the Company, (i) conviction of the participant under applicable law of (A) any felony or (B) any misdemeanor involving moral turpitude; (ii) unauthorized acts intended to result in the participant’s personal enrichment at the material expense of the Company or any subsidiary or affiliate or their reputation; (iii) any violation of the participant’s duties or responsibility’s to the Company or a subsidiary or affiliate of the Company which constitutes willful misconduct or dereliction of duty; or (iv) material breach of the covenants described in Section IV of this Plan.

“Change in Control” means, unless otherwise provided in the applicable award agreement, the happening of one of the following:

(I) any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) but excluding the Company, any of its affiliates, or any employee benefit plan of the Company or any of its affiliates) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii) the stockholders of the Company shall approve a definitive agreement and a transaction is consummated (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 60% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company;

(iii) the purchase of 30% or more of the combined voting power of the Company’s then outstanding securities pursuant to any tender or exchange offer made by any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any of its affiliates, or any employee benefit plan of the Company or any of its affiliates; or

(iv) the disposal of any line of business representing at least 15% of the Company’s consolidated net sales for the then-most recently completed fiscal year; provided, however, that such disposal shall only be deemed a “Change in Control” for participants primarily employed in the line of business disposed of, who cease to be employed by the Company following the disposition.

“Good Reason” means, unless otherwise provided in an award agreement, the occurrence of any one or more of the following without the participant’s express written consent: (i) the assignment of duties to a participant that are materially adversely inconsistent with the participant’s duties immediately prior to thereto and failure to rescind such assignment within thirty (30) days of receipt of notice from the participant; (ii) a material reduction in a participant’s title, authority or reporting status as compared to such title, authority or reporting status immediately prior to thereto, (iii) the Company’s requirement that a participant relocate more than fifty (50 miles from the participant’s place of employment prior to the participant performed such duties prior to thereto; (iv) a reduction in the participant’s base salary as in effect immediately prior to a Change in Control or the failure of the Company to pay or cause to be paid any compensation or benefits when due, and failure to restore such annual base salary or make such payments within five (5) days of receipt of notice from the participant; (v) the failure to include the participant in any new employee benefit plans proposed by the Company or a material reduction in the participant’s level of participation in any existing plans of any type; provided that a Company-wide reduction or elimination of such plans shall not constitute “Good Reason” for purposes of this Incentive Plan; or (vi) the failure of the Company to obtain a satisfactory agreement from the acquiring party in a Change in Control to assume and perform the award agreement; provided that, in each case, (A) within sixty (60) days of the initial occurrence of the specified event the participant has given the Company or any successor to the Company at least thirty (30) days to cure the Good Reason, (B) the Company or any such successor has not cured the Good Reason within the thirty (30) day period and (C) the participant resigns within ninety (90) days from the initial occurrence of the event giving rise to the Good Reason.

III   Performance Measures

Participants in the Incentive Plan may receive a cash award upon the attainment of performance goals which may be corporate and/or individual goals and which will be communicated to the participant by the

Compensation Committee. The percentage of any award payable pursuant to the Incentive Plan shall be based on the weights assigned to the applicable performance goal by the Compensation Committee. Each participant’s incentive award is based on a designated percentage of the participant’s base pay and is established by the Compensation Committee. The Compensation Committee shall determine whether and to what extent each performance goal has been met. In determining whether and to what extent a performance goal has been met, the Compensation Committee may consider such matters as the Compensation Committee deems appropriate.

IV. Restrictive Covenants

(a) Participant shall not disclose or reveal to any unauthorized person or knowingly use for participant’s own benefit or another person or entity’s benefit, any trade secret or other confidential information relating to the Company, or to any of the businesses operated by it, including, without limitation, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, potential business interests, marketing, promotional pricing and financing techniques, or other information relating to the business of the Company, and participant confirms that such information (including all copies of or notes regarding such confidential information) constitutes the exclusive property of the Company and must be returned to the Company upon the termination of participant’s employment. Such restrictions shall not apply to information which is (i) generally available in the industry or (ii) disclosed through no fault of participant or (iii) required to be disclosed pursuant to applicable law or regulation or the order of a governmental or regulatory body (provided that the Company is given reasonable notice of any such required disclosure). Participant agrees that participant will return to the Company upon request, but in any event upon termination of employment, any physical embodiment of any confidential information and/or any summaries containing any confidential information, in whole in part, in any media. For the avoidance of doubt, nothing in this Agreement prohibits participant from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Participant does not need the prior authorization of the Company to make any such reports or disclosures, and participant is not required to notify the Company that participant has made such reports or disclosure.
Participant acknowledges and agrees that the Company has provided participant with written notice below that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as follows:
(1)IMMUNITY. - An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that -
(A) is made -
(i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and
(ii) solely for the purpose of reporting or investigating a suspected violation of law; or
(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.- An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual-
(A) files any document containing the trade secret under seal; and

(B) does not disclose the trade secret, except pursuant to court order.
(b) Except with the prior written consent of the Company’s Chief Legal Officer or Chief Human Resources Officer (or their designee),, during the term of employment, and for a period of one year following termination of such employment for any reason or payment of any compensation, whichever occurs last (the “Restricted Period”), participant shall not engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity), anywhere in the United States in any activities with any company which is a direct competitor of the Company and any other company that conducts any business for which the participant is uniquely qualified to serve as a member of senior management as a result of his service to the Company. By way of illustration, direct competitors of the Company include but are not limited to the following companies: KeHe Distributors, LLC, DPI Specialty Foods, Lipari Foods, C&S Wholesale Grocers, Inc., Sysco Corporation, Performance Food Group Company, US Foods Holding Corp., SpartanNash Company, Associated Grocers, Inc., Associated Wholesale Grocers, Inc., URM Stores, Inc. and Bozzuto’s Inc. (or any subsidiary or Affiliated entity of the foregoing companies) with respect to (i) the Company’s activities on the date hereof and/or (ii) any activities which the Company becomes involved in during the participant’s term of employment; provided, however, that participant’s ownership as a passive investor of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation so engaged, shall not by itself be deemed to constitute such competition.
(c)    During the Restricted Period, participant shall not solicit or otherwise act to induce any of the Company’s vendors, customers, or Participants/employees to cease or limit any relationship or otherwise take action that might be disadvantageous to the Company or otherwise disturb such party’s relationship with the Company.
(d) Participant hereby acknowledges that participant will treat as for the Company’s sole benefit, and fully and promptly disclose and assign to the Company without additional compensation, all ideas, information, discoveries, inventions and improvements which are based upon or related to any confidential information protected under Section 5(a) herein, and which are made, conceived or reduced to practice by participant during participant’s period of employment by the Company and within one year after termination thereof. The provisions of this subsection (d) shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by participant alone or with others, whether during or after usual working hours, either on or off the job, directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the realm of participant’s duties.
(e) Participant shall, upon request of the Company, but at no expense to participant, at any time during or after employment by the Company, sign all instruments and documents and cooperate in such other acts reasonably required to protect rights to the ideas, discoveries, inventions, improvements and knowledge referred to above, including applying for, obtaining and enforcing patents and copyrights thereon in any and all countries.
(f)    During the Restricted Period, upon reasonable request of the Company, the participant shall cooperate in any internal or external investigation, litigation or any dispute relating to any matter in which he or she was involved during his or her employment with the Company; provided, however, that the participant shall not be obligated to spend time and/or travel in connection with such cooperation to the extent that it would unreasonably interfere with the participant’s other commitments and obligations. The Company shall reimburse the participant for all expenses the participant reasonably incurs in so cooperating.
(g)    Before accepting employment with any other person, organization or entity while employed by the Company and during the Restricted Period, the participant will inform such person, organization or entity of the restrictions contained in this Section. The participant further consents to notification by the

Company to participant’s subsequent employer or other third party of participant’s obligations under this Agreement.
(h) The participant recognizes that the possible restrictions on the participant’s activities which may occur as a result of the participant’s performance of the participant’s obligations under Sections (a) and (b) of this Agreement are required for the reasonable protection of the Company and its investments, and the participant expressly acknowledges that such restrictions are fair and reasonable for that purpose. The participant acknowledges that money damages would not be an adequate or sufficient remedy for any breach of these obligations, and that in the event of a breach or threatened breach of Sections (a) or (b), the Company, in addition to other rights and remedies existing in its favor, shall be entitled, as a matter of right, to injunctive relief, including specific performance, from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions of Sections (a) and (b). The terms of this Section shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the participant. If any of the provisions of this Agreement are held to be in any respect an unreasonable restriction upon participant then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable. The participant expressly agrees that all payments and benefits due the participant under this Agreement shall be subject to the participant’s compliance with the provisions set forth in Sections (a) and (b).
(i) Except with respect to any shorter term as expressly provided herein, this Section shall survive the expiration or earlier termination of participant’s relationship with the Company for a period of ten (10) years.

V.    Miscellaneous Provisions

Notwithstanding anything to the contrary herein, the Compensation Committee, in its sole discretion and subject to the requirements of Section 409A (as defined below), may, unless otherwise provided for in a written agreement between the Company and the participant, (i) reduce any amounts otherwise payable to a participant hereunder in order to satisfy any liabilities owed to the Company or any of its Subsidiaries by the participant and (ii) reduce or eliminate the amount otherwise payable to any participant under the Incentive Plan based on individual performance or any other factors that the Compensation Committee, in its sole discretion, shall deem appropriate.

In the event of any material change in the business assets, liabilities or prospects of the Company, any division or any Subsidiary, the Compensation Committee subject to the Equity Plan but otherwise in its sole discretion and without liability to any person may make such adjustments, if any, as it deems to be equitable as to any affected terms of outstanding awards.

The Company is the sponsor and legal obligor under the Incentive Plan and shall make all payments hereunder, other than any payments to be made by any of the Company’s subsidiaries (in which case payment shall be made by such subsidiary, as appropriate). The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Incentive Plan, and the participant’s rights to the payment hereunder shall be not greater than the rights of the Company’s (or its subsidiary’s) unsecured creditors. All expenses involved in administering the Incentive Plan shall be borne by the Company.

The Incentive Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

Each participant agrees that payouts under this Incentive Plan are subject to the Company’s Recoupment (Clawback) Policy for performance-based incentive compensation or any other similar policy that may be adopted or amended thereafter by the Board or Compensation Committee from time to time, to conform to regulations related to recoupment or clawback of compensation adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and also further agrees to promptly return to the Company, if the Company shall so request, all or a portion of any incentive amounts paid to such participant pursuant to this Incentive Plan based upon financial information or performance metrics later found to be materially inaccurate and/or otherwise in accordance with the terms of the Company’s clawback policy, a copy of which will be made available to participants. The amount to be recovered shall be equal to the excess amount paid out over the amount that would have been paid out had such financial information or performance metric been fairly stated at the time the payout was made and/or otherwise in accordance with the Company’s clawback policy.

Notwithstanding anything herein to the contrary, the Compensation Committee, in its sole discretion, may make payments (including pro rata payments) to participants who do not meet the eligibility requirements of the Incentive Plan, including, but not limited to, the length of service requirements described in Section II above if the Compensation Committee determines that such payments are in the best interest of the Company.

The Incentive Plan is intended to comply with or be exempt from Section 409A of the Code and any rules, regulations or other official guidance promulgated thereunder (“Section 409A”) and will be interpreted in a manner intended to comply with Section 409A. Notwithstanding anything herein to the contrary, if at the time of the participant’s separation from service with the Company or any of its Subsidiaries the participant is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the participant) until the date that is six months and one day following the participant’s separation from service with the Company or any of its Subsidiaries (or the earliest date as is permitted under Section 409A), if such payment or benefit is payable upon a separation from service with the Company or any of its Subsidiaries. Each payment made under the Incentive Plan shall be designated as a “separate payment” within the meaning of Section 409A.